Exhibit 99.1

Sovran Self Storage Announces Joint Venture to Acquire Self Storage Properties

BUFFALO, N.Y.--(BUSINESS WIRE)--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), announced today that it has formed a joint venture, Sovran HHF Storage Holdings LLC (the Venture), with an affiliate of Heitman LLC.

The Venture expects to acquire up to $350 million of high quality self-storage properties in strategic markets throughout the continental United States. Sovran will contribute 20% of the Venture’s equity, and Heitman 80%, with leverage of up to 65% expected to be utilized. Sovran will manage the Venture’s properties and will receive fees for its services. The facilities acquired by the Venture will be branded under Sovran’s name “Uncle Bob’s Self Storage”®. Banc of America Securities LLC acted as exclusive financial advisor to Sovran for the transaction.

“We are very excited about this venture and the opportunity it affords us to use our operating platform to expand in both our present markets and new areas of the country,” said David Rogers, Sovran’s Executive Vice President and CFO. “We look forward to working with the team at Heitman to capitalize on the opportunities that presently exist in the self-storage sector.”

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 359 self-storage facilities in 22 states under the name “Uncle Bob’s Self Storage”®.

Heitman LLC, founded in 1966 and headquartered in Chicago, IL, manages approximately $23 billion in assets invested directly and indirectly in real estate in the US, Europe and Asia. The firm’s clients include US and international institutions, pension plans, endowments and foundations, and individual investors.

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements.

CONTACT:
Sovran Self Storage
David Rogers, CFO, 716-633-1850
or
Diane Piegza, 716-633-1850
VP Corporate Communications
www.unclebobs.com